Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated April 14, 2008, accompanying the consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Organa Technologies Group, Inc. and Subsidiaries on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the previously filed Registration Statements of Organa Technologies Group, Inc. and Subsidiaries on Forms 10SB (File No. 000-52834).

Garden City, NY
April 14, 2008

/s/ Liebman Goldberg & Drogin LLP
Liebman Goldberg & Drogin LLP